UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIERS CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 18, 2026, Diana Shipping Inc. (“Diana”) issued a press release and updated its website at www.CashforGenco.com. Copies of the materials can be found below:

Press Release

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(212) 297-0720
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. CAUTIONS OF SIGNIFICANT DOWNSIDE RISK IN GENCO’S SHARE PRICE

Genco’s Current Share Price Is Artificially Inflated and – if Diana’s $23.50 Per Share Offer is Taken Off the Table – Could Decline to Approximately $17.50 Per Share, Reflecting Persistent Discount to NAV at Which It Has Historically Traded

Diana Has Sold a Portion of Shareholdings at Inflated Price

Urges Genco Shareholders to Protect the Value of Their Investment by Voting the GOLD Universal Proxy Card “FOR” Diana’s Six Independent Director Nominees at the 2026 Annual Meeting

Athens, Greece – May 18, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that is the largest shareholder of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today cautioned that Genco’s current share price appears to be artificially inflated by Diana’s $23.50 per share cash offer, and that, without Diana’s offer, Genco’s share price could return to the persistent discount to NAV at which it has historically traded.

Genco’s net asset value (“NAV”) as of March 31, 2026, based on vesselsvalue.com, is approximately $25.40 per share, which excludes adjustments of at least $0.80 per share for change in control costs, including the cost of accelerated equity implemented by Genco’s Board. Genco’s stock is currently trading around that level with the support of Diana’s offer. Genco’s stock has traded at an average 30% discount to NAV since 20201; if Diana’s offer is taken off the table, the stock could once again trade at those levels, implying a price in the area of $17.50 per share.

This is a very substantial risk, as Genco’s Board and management team have spent millions of dollars trying to defeat Diana’s offer, knowing very well that doing so will seriously risk damaging shareholder value.

Given Genco’s current inflated share price, Diana has sold a portion of its shareholdings. Diana currently intends to maintain a significant ownership stake, yet at the current price level – which, as stated above, it believes is at risk – it is prudent to realize a profit on its considerable investment. Funds generated by stock sales would be utilized, along with the $1.443 billion of fully committed financing, to fund Diana’s acquisition of the outstanding shares of Genco for $23.50 per share in cash if a transaction can be reached with Genco. Importantly, Diana’s decision to sell shares does not in any way diminish its commitment to acquiring Genco. In fact, it strengthens both Diana’s conviction in the transaction opportunity and its ability to complete it in the most cost-effective manner.

Semiramis Paliou, Diana’s Chief Executive Officer, commented:

“Our $23.50 per share all cash offer has brought Genco’s share price to a valuation it has never sustained on its own — because it reflects the premium value of our offer. The Genco Board and management team want shareholders to believe that the inflated share price is a result of their performance, and, knowing that’s not the case, is willing to risk hundreds of millions of dollars of shareholder value. Genco shareholders have a clear opportunity to protect the value of their investment by electing independent directors committed to ensuring every value-maximizing alternative is evaluated on the merits. A vote for our nominees is a vote to find out what Genco is really worth through consideration of all value creation opportunities — and the historical record makes the alternative perfectly clear.”

Diana’s six nominees — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou and Quentin Soanes — share a single purpose: ensuring the Genco Board fulfills its fiduciary obligation to evaluate all value-maximizing alternatives on the merits, including Diana’s $23.50 per share all-cash offer.

Diana urges all Genco shareholders to vote the GOLD universal proxy card “FOR” each of its six independent nominees and WITHHOLD on Genco’s nominees. Diana also urges shareholders to tender their shares pursuant to Diana’s tender offer at $23.50 per share in cash. The proxy vote and the tender offer are independent of each other — shareholders can and should act on both opportunities.

Shareholders who have already voted the WHITE card can change their vote by signing, dating and returning the enclosed GOLD universal proxy card. Only the latest-dated proxy will count. Please act as soon as possible — the tender offer expires at 5:00 p.m., New York City time, on June 2, 2026, unless extended, and the Annual Meeting is on June 18, 2026.

1 Source: FactSet, Wall Street equity research

For assistance voting or tendering shares, contact Diana’s proxy solicitor and information agent, Okapi Partners LLC, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,304,548 shares of Genco common stock, representing approximately 14.5% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly-owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 2, 2026, unless extended.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco’s outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco’s shareholder rights plan; (iv) the Genco Board’s approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $23.50 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $23.50 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC’s website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.

Website Updates

CASH FOR GENCO

Case for Change | The Nominees | Materials | How to Vote | How to Tender Your Shares

Privacy Notice

1. Data Processing and Data Processing Purposes

1.1 Diana Shipping Inc. (hereinafter: «the Company»), pursuant to the applicable legislation on data protection, and especially with Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (hereinafter the "General Data Protection Regulation" or "GDPR") (to the extent that such is applicable), and in its capacity as a data controller, hereby informs you with respect to the processing of personal data it conducts.

1.2 More specifically, the Company processes personal data that either you or third parties (such as your employer, our counterparties, the relevant cookies provider, etc.) provide, including without limitation personal information and communication information, information collected through the use of cookies implemented in our website (www.cashforgenco.com), your communications with the Company and any other personal data that may be necessary to achieve the below purposes of personal data processing.

1.3 The Company processes your personal data during your or your employer's cooperation with it, if such exists, while such processing may extend after the completion of such cooperation or despite the absence of such cooperation, if this is required in order for the Company to comply with its legal obligations towards the authorities and/or third parties, due to applicable provisions on the obligatory data retention periods or if such retention is required for the establishment, exercise and/or support of legal claims.

1.4 The Company processes your data on the following legal grounds: (a) to comply with its legal obligations, (b) to fulfill its obligations and/ or satisfy its rights deriving from an agreement between you and the Company, (c) to satisfy its legitimate interests, such as to ensure the security of persons and property, to fulfil its legal/contractual obligations, to assess its counterparties, to establish, exercise or defend legal claims and to conduct business communications, and/or (d) to process your personal data on the basis of your consent.

1.5 The Company processes your data for the following purposes of processing: (a) to comply with its legal and contractual obligations, (b) to receive services, (c) to assess its counterparties and (d) to conduct business communications.

2. Transfer of personal data to third parties

2.1 Your data may be made accessible to the Company's personnel, to other subsidiaries of Diana Shipping Inc., as well as to third parties, such as the competent authorities, advisors, consultants, investigators and other legal entities employed by the Company, accountants, auditors, lawyers and legal counsels, IT companies providing technical or cloud services or i-storage platforms and banks.

2.2 The Company may also transfer some or all your data for the above purposes to persons located in third countries, non-members of the European Economic Area (EEA). In case where such countries have not been granted with an adequacy decision by the European Commission, any transfer shall take place under the appropriate safeguards in accordance with the GDPR, such as Standard Contractual Clauses approved by the Commission or by the competent national authority, or appropriate contractual clauses between the Company and the recipient of such data.

3. Your rights

To the extent that the GDPR applies to the processing of your personal data, you have the right to: (a) be informed and request access to your data and to information relating to the processing thereof by the Company, (b) request corrections and/or the completion of your data, (c) request the deletion of your data, (d) request the restriction of the scope of processing and the way and/or purposes for which we process them, (e) receive the data you provide to the Company and transmit them and/or request their transmission to another data controller, (f) object to the processing of your data, (g) file a complaint before the competent supervisory authority, and (h) so far as the processing relies upon your consent, withdraw such consent. To exercise your rights, please contact the Company at privacy@dianashippinginc.com.

CASH FOR GENCO

FOR SHAREHOLDERS

Bruce Goldfarb / Chuck Garske / Lisa Patel

Okapi Partners LLC

(855) 305-0857

info@okapipartners.com

FOR MEDIA

Mark Semer / Grace Cartwright

Gasthalter & Co.

(212) 257-4170

DianaShipping@gasthalter.com

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